EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2010 First Quarter Earnings

Austin, Texas, May 17, 2010 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2010 consolidated net earnings of $18.4 million, or $5.20 per diluted Class A common share, compared with consolidated net earnings of $15.0 million, or $4.26 per diluted Class A common share, for the first quarter of 2009. The Company’s book value per share increased to $315.73.

Revenues for the quarter ended March 31, 2010 increased 29% to $144.3 million from the level achieved in the first quarter of 2009 driven primarily by improved investment results. Realized losses on investments, before taxes, were $0.4 million in the first quarter of 2010 compared to realized losses on investments of $5.3 million in the quarter ended March 31, 2009. Mr. Moody noted that the Company’s effective bond portfolio management and improving equity markets combined to produce higher revenues. “We have been reporting for several quarters our success in avoiding significant losses and impairments on our fixed income holdings, contrary to many other companies in the life insurance industry. The strong performance in the equity markets over the past year has further added to positive gains on the index options we purchase and hold to hedge crediting strategies associated with our fixed-index life and annuity products,” Mr. Moody indicated.

Mr. Moody observed that the strong revenue growth in the first quarter served as the impetus behind the 22% increase in net earnings compared to the first quarter of 2009. “Annuity sales growth continues to be robust as we witnessed a 69% increase in 2010 first quarter sales compared to last year as well as evidence of forward momentum in international life insurance sales. This comes at the same time as expenditures on new technology are ramping up and we strengthen our accruals for litigation matters. Taken as a whole, the first quarter was a success from both a top line and a bottom line perspective,” Mr. Moody commented.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 12,500 contracted independent agents, brokers and consultants, and at March 31, 2010, maintained total assets of $7.8 billion, stockholders' equity of $1.1 billion, and life insurance in force of $18.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Revenues, excluding investment and index
options gains (losses)	$132,766	129,872
Realized and unrealized gains (losses) on
index options	11,947	(12,970)
Realized losses on investments	(429)	(5,345)
Total revenues	$144,284	111,557

Earnings:
Earnings from operations	$18,687	18,502
Net realized losses on investments	(279)	(3,474)
Net earnings	$18,408	15,028

Net earnings attributable to Class A shares	$17,886	14,602

Basic Earnings Per Class A Share:
Earnings from operations	$5.30	5.25
Net realized losses on investments	(0.08)	(0.99)
Net earnings	$5.22	4.26

Basic Weighted Average Class A Shares	3,426	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	$5.28	5.24
Net realized losses on investments	(0.08)	(0.98)
Net earnings	$5.20	4.26

Diluted Weighted Average Class A Shares	3,440	3,429

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com